Exhibit 107.1

FILING FEE TABLE

CALCULATION OF FILING FEE

Transaction Valuation	Amount of Filing Fee
$1,250,000,000	$115,875(1)

(1)

The fee has been calculated pursuant to the instructions for Schedule 13E-4F as prescribed by Section 13(e)(3) of the Securities Exchange Act of 1934, as amended, based (i) on a maximum aggregate purchase price of US$1,250,000, (ii) and the SEC filing fee of $92.70 per $1,000,000.

☐

Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount previously paid:	Registration No.:
Filing Party:
Form:	Date Filed:

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